Exhibit 99.1
ISBA Announces Second Quarter 2013 Earnings
Mt. Pleasant, Michigan, July 26, 2013- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's second quarter 2013 net income was $3.21 million, a 6.96% increase over the same period in 2012. The Corporation paid a $0.21 per share cash dividend in the second quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation's average stock price of $24.94 for the month of June 2013, the annualized cash dividend yield was 3.37%.
The Corporation's net income for the first six months of 2013 was a record $6.30 million, a $62,000 increase over the same period in 2012. Despite compressed margins, the Corporation surpassed 2012 earnings (for the same period) due to continued improvement in credit quality, a reduction in the provision for loan losses, and loan growth of $30.70 million in the first six months of 2013. As of June 30, 2013, the Corporation's total assets were $1.45 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $631.18 million - were $2.08 billion. This represents a 4.15% increase in assets under management when compared to June 30, 2012.
The Corporation's loan quality remains sound as evidenced by its relatively low percentage of loans classified as nonperforming. As of June 30, 2013, the ratio of nonperforming loans to total loans for the Corporation was 0.52%, down from 0.90% as of March 31, 2013. In comparison, the average percentage for all bank holding companies in the Corporation's peer group was 2.02% as of March 31, 2013 (peer group ratios are not yet available for June 30, 2013). In addition, the Corporation's risk based capital to risk adjusted total assets ratio of 14.84% as of June 30, 2013 compares favorably to the 8.00% ratio required to be considered adequately capitalized under the Federal Reserve Board's risk based capital rules.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.